NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON BUILDING ACQUISITION

NEW YORK, NEW YORK (June 12, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) today announced that it closed on the acquisition (the “Acquisition”) of an approximately 277,000 square foot industrial/warehouse building (the “Building”) in Concord, North Carolina, located in the greater Charlotte area. The Building was constructed in 2015 and is 74% leased. The Building’s approximately $18.6 million purchase price was paid in cash at closing using approximately $9.7 million of cash held in escrow for a like-kind exchange (“Like-Kind Exchange”) under Section 1031 of the Internal Revenue Code of 1986, as amended, and approximately $8.9 million of Griffin’s cash on hand. The funds in escrow were from the sale of approximately 67 acres of undeveloped land in Connecticut that closed in April.

The Building is Griffin’s first property in the Charlotte area. Michael Gamzon, Griffin’s President and CEO commented, “We are pleased by the opportunity to enter the Charlotte market, augmenting our industrial/warehouse portfolio in the Lehigh Valley of Pennsylvania and the Hartford, Connecticut area.  We have studied the Charlotte market for several years and believe it has strong long-term fundamentals driven by continued population growth, new business formations and relocations, and the influx of manufacturing in the region, all of which drive demand for industrial/warehouse space. Additionally, Charlotte has a well-developed highway network and access to strong transportation infrastructure including a major international airport, intermodal yard, and proximity to the southeastern ports.”

The Building is constructed using tilt-up concrete wall panels, has a clear-height of 32 feet and the potential for 80 dock doors. Thomas “Tim” Lescalleet, Senior Vice President, added,  “The Acquisition presented a rare opportunity to purchase a recently built Class A industrial/warehouse property in an off-market transaction.  We were attracted to its location in the Concord submarket of Charlotte due to the excellent highway access and strong demographics.  The

Acquisition also provides us the ability to add value by leasing the vacant space.  We are encouraged by the tenant activity in the Charlotte market and note that the Building’s occupancy improved from approximately 60% at the time we started our due diligence to 74% currently as a result of an expansion by an existing tenant.”

Mr. Gamzon further stated that, “We were able to purchase the property through a Like-Kind Exchange, deferring the payment of income taxes on the gain from the land sale we recently completed, and expect to finance the property with a mortgage loan in the near future.  Our plan is to grow our presence in the Charlotte market through additional building purchases and development opportunities as well as to continue to seek acquisitions in the Southeast, Middle Atlantic and Northeast regions.”

Forward-Looking Statements:

 This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding the strength of the Charlotte real estate market for industrial/warehouse space, leasing currently vacant space in the Building, obtaining mortgage financing on the Building, Griffin’s plans to grow its presence in the Charlotte area through the acquisition of additional buildings and future development opportunities, and Griffin’s plans to continue to seek acquisitions in the Southeast, Middle Atlantic and Northeast markets. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements include the risks that the Charlotte real estate market for industrial/warehouse space may not be as strong as Griffin currently believes, that Griffin may not be able to lease the currently vacant space in the Building, that Griffin may not be able to obtain mortgage financing on the Building, that Griffin may not be able to complete additional acquisitions or have additional development opportunities in the Charlotte area, and that Griffin may not be able to complete additional acquisitions in the Southeast, Middle Atlantic and Northeast markets, and the important factors described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.